Exhibit 32

Certifications
Pursuant to 18 U.S.C. § 1350, each of the undersigned officers of Altice USA, Inc. ("Altice USA") hereby certifies, to such officer's knowledge, that Altice USA's Annual Report on Form 10-K for the year ended December 31, 2019 (the "Report") fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Altice USA.

Date:	February 14, 2020	By:	/s/ Dexter Goei
Dexter Goei
Chief Executive Officer and Director

Date:	February 14, 2020	By:	/s/ Michael J. Grau
Michael J. Grau
Chief Financial Officer